Exhibit 99.1

NUVERRA ANNOUNCES FIRST QUARTER 2020 RESULTS

SCOTTSDALE, AZ (June 29, 2020) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra,” the “Company,” “we,” “us” or “our”) today announced financial and operating results for the first quarter ended March 31, 2020.

SUMMARY OF FINANCIAL RESULTS

•	Revenue for the first quarter of 2020 was $37.9 million compared to $42.6 million for the first quarter of 2019.

•
Net loss for the first quarter of 2020 was $23.0 million compared to a net loss of $6.4 million for the first quarter of 2019, primarily a result of $15.6 million long-lived asset impairment charges taken in the first quarter of 2020.

•
For the first quarter of 2020, adjusted EBITDA decreased $2.6 million to $1.9 million versus $4.5 million for the first quarter of 2019 due to reduced activity and volumes mostly attributable to lower levels of spending by our customers stemming from a significantly lower commodity price environment.

•	During the first quarter of 2020, the Company generated net cash provided by operating activities of $7.4 million primarily from an increase in operating assets and liabilities.

•	Principal payments on debt and finance leases during the first quarter of 2020 totaled $1.4 million.

•
The Company invested $1.4 million in gross capital expenditures during the first quarter of 2020. This is expected to satisfy a significant portion of our anticipated 2020 capital expenditure spending needs.

•	Safety scores in the first quarter of 2020 continued to reflect the safe operational trend achieved throughout 2019.

“Leading up to the COVID-19 pandemic and the mid-March crude oil price collapse, our business had been slowing. We noticed reduced customer drilling and completion activity in November of 2019 and began taking steps to adjust the cost structure of the business. The first quarter of 2020 was softer than the first quarter of 2019, but we generated cash from operations and from working capital and maintained stable liquidity. However, the reality of what has happened since mid-March paints a very different story, and companies like Nuverra that provide services for E&P companies are facing challenging times. Crude oil prices in U.S. markets have dropped significantly, oil logistics and storage have been challenged, customers have filed for bankruptcy, E&P companies in the Bakken shale region are estimated to have shut-in approximately 35% of daily crude oil production, and the domestic land rig count fell to 266 on June 19th. Debt and equity investors are carefully scrutinizing all companies in the sector. We are fortunate to have operations in two of the gassier basins (Haynesville and Marcellus/Utica). Those businesses have stayed relatively steady during the recent crisis. Recently, oil prices have improved and some producers are turning wells back on, but we have not noticed any appreciable pick-up in the activity that drives our business.

Starting in the first quarter of 2020 and continuing to the present, we have been focused on the following key objectives:

i) executing our work efficiently and providing consistently high levels of customer service;

ii) managing costs aggressively and focusing on liquidity; and

iii) identifying new commercial opportunities as some of our competitors falter and leave the market.

It is stormy like most of us have never seen, and we are working hard to be a strong and integral partner to our customers. We have strong and well-recognized franchises in each of our markets and our customers have in many cases been relying on us more,” said Charlie Thompson, Chief Executive Officer.

FIRST QUARTER 2020 RESULTS

When compared to the first quarter of 2019, first quarter of 2020 revenue decreased by 11.0%, or $4.7 million, due to lower activity levels in water transport services and disposal services across all three divisions. Primary drivers for this decrease were lower commodity prices for both oil and natural gas, which decreased 66% and 37%, respectively, over this time period, leading to a decline in overall customer activity.

In the Rocky Mountain division, revenue declined approximately 5.7% in the first quarter of 2020 compared to the first quarter of 2019 as a result of a general slowdown in the region. The largest contributors to the decline in revenue consisted of declines in water transport revenues from lower trucking volumes with fewer rigs operating in the area, a 2.5% decrease in average barrels per day disposed in our salt water disposal wells and a 3.4% decline in rental revenues due to lower utilization. This was partially offset by disposal volumes at our landfill, which increased by 3,844 tons (or 8%) during the current year as we experienced drilling activity in close proximity to our facility.

In the Northeast division, revenue declined approximately 17.3%, or $2.0 million, in the first quarter of 2020 compared to the first quarter of 2019 due to decreases in disposal services. The lower activity levels are driven by both the significant decline in natural gas prices and the continued industry trend of water reuse. Water reuse inherently reduces trucking activity due to shorter hauling distances as water is being transported between well sites rather than to disposal wells and additionally decreases overall disposal volumes. For our trucking services, the average number of drivers during the quarter decreased 15% from the prior year and total billable hours were down 4.0% from the prior year.

In the Southern division, revenue declined approximately 20.8%, or $1.2 million, in the first quarter of 2020 compared to the first quarter of 2019 mostly as a result of lower disposal revenues for wells, both connected and not connected to pipelines. Volumes received in our disposal wells not connected to our pipeline decreased by an average of 7,091 barrels per day (or 22.1%) versus the prior year, and volumes received in the disposal wells connected to the pipeline decreased by an average of 10,569 barrels per day (or 21.9%) versus the prior year.

Total costs and expenses for the first quarter of 2020 and 2019 were $60.0 million and $47.3 million, respectively. Total costs and expenses, adjusted for special items, for the first quarter of 2020 were $44.1 million, or a 6.9% decrease, when compared with $47.3 million in the first quarter of 2019. This is primarily a result of lower activity levels for water transport services, resulting in decreases in compensation costs and fleet-related expenses.

Net loss for the first quarter of 2020 was $23.0 million, an increase of $16.7 million as compared to a net loss for the first quarter of 2019 of $6.4 million. For the first quarter of 2020, the Company reported a net loss, adjusted for special items, of $7.3 million. This compares with a net loss, adjusted for special items, of $6.1 million in the first quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 was $1.9 million, a decrease of $2.6 million as compared to adjusted EBITDA for the first quarter of 2019 of $4.5 million. The decrease is a function of the reasons discussed previously, with primary drivers being the loss of a sizable customer’s pipeline volumes in the Southern region and lower saltwater disposal volumes and rental equipment utilization in the Rocky Mountain region, all of which are higher margin lines of business relative to trucking. First quarter of 2020 adjusted EBITDA margin was 4.9%, compared with 10.6% in the first quarter of 2019 driven primarily by lower margin work in 2020 and property tax reductions in 2019 that were not repeated in 2020.

Net cash provided by operating activities for the first quarter of 2020 was $7.4 million, while capital expenditures net of asset sales consumed cash of $1.2 million. Asset sales were related to unused or under-utilized assets. Gross capital expenditures for the first quarter of 2020 were $1.4 million. Net cash used in financing activities was $1.4 million in the first quarter of 2020, consisting primarily of principal and interest payments on debt and finance lease payments.

About Nuverra
Nuverra Environmental Solutions, Inc. provides water logistics and oilfield services to customers focused on the development and ongoing production of oil and natural gas from shale formations in the United States. Our services include the delivery, collection, and disposal of solid and liquid materials that are used in and generated by the drilling, completion, and ongoing production of shale oil and natural gas. We provide a suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, and any forward-looking statements contained herein are based on information available to us as of the date of this press release and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include, among others: the severity, magnitude and duration of the coronavirus disease 2019 ("COVID-19") pandemic and oil price declines, including impacts on our business, results of operations and financial condition; financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, transportation costs, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate; risks associated with our indebtedness, including changes to interest rates, decreases in our borrowing availability, our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including as a result of COVID-19 and oil price declines; the loss of one or more of our larger customers; difficulties in successfully executing our growth initiatives, including identifying and completing acquisitions and divestitures, successfully integrating acquired business operations, and identifying and managing risks inherent in acquisitions and divestitures, as well as differences in the type and availability of consideration or financing for such acquisitions and divestitures; natural disasters, such as hurricanes, earthquakes and floods, pandemics (including COVID-19) or acts of terrorism, or extreme weather conditions, that may impact our business locations, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers' operations or the markets we serve; our ability to attract and retain key executives and qualified employees in strategic areas of our business; our ability to attract and retain a sufficient number of qualified truck drivers in light of industry-wide driver shortages and high-turnover; the availability of less favorable credit and payment terms due to changes in industry condition or our financial condition, which could constrain our liquidity and reduce availability under our revolving credit facility; higher than forecasted capital expenditures to maintain and repair our fleet of trucks, tanks, equipment and disposal wells; control of costs and expenses; changes in customer drilling, completion and production activities, operating methods and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment; risks associated with the limited trading volume of our common stock on the NYSE American Stock Exchange, including potential fluctuation in the trading prices of our common stock; the effects of our completed restructuring on the Company and the interest of various constituents; risks and uncertainties associated with our completed restructuring process, including the outcome of a pending appeal of the order confirming the plan of reorganization; risks associated with the reliance on third-party analyst and expert market projections and data for the markets in which we operate; present and possible future claims, litigation or enforcement actions or investigations; risks associated with changes in industry practices and operational technologies and the impact on our business; risks associated with the operation, construction, development and closure of saltwater disposal wells, solids and liquids transportation assets, landfills and pipelines, including access to additional locations and rights-of-way, permitting and licensing, environmental remediation obligations, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives; the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets; changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty; reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations; the unknown future impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation, treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts; and risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal and transportation of liquid and solid wastes.

The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. Additional risks and uncertainties are disclosed from time to time in the Company’s filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Contact
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802

ir@nuverra.com

- Tables to Follow -

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Service revenue	$34,471	$39,001
Rental revenue	3,471	3,626
Total revenue	37,942	42,627
Costs and expenses:
Direct operating expenses	31,476	32,557
General and administrative expenses	4,924	5,475
Depreciation and amortization	7,989	9,135
Impairment of long-lived assets	15,579	117
Total costs and expenses	59,968	47,284
Operating loss	(22,026)	(4,657)
Interest expense, net	(1,160)	(1,421)
Other income, net	142	25
Reorganization items, net	—	(223)
Loss before income taxes	(23,044)	(6,276)
Income tax expense	—	(79)
Net loss	$(23,044)	$(6,355)

Loss per common share:
Net loss per basic common share	$(1.46)	$(0.41)

Net loss per diluted common share	$(1.46)	$(0.41)

Weighted average shares outstanding:
Basic	15,754	15,550
Diluted	15,754	15,550

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$9,888	$4,788
Restricted cash	579	922
Accounts receivable, net	22,703	26,493
Inventories	3,045	3,177
Prepaid expenses and other receivables	3,065	3,264
Other current assets	46	231
Assets held for sale	2,013	2,664
Total current assets	41,339	41,539
Property, plant and equipment, net	169,959	190,817
Operating lease assets	2,446	2,886
Equity investments	35	39
Intangibles, net	526	640
Other assets	149	178
Total assets	$214,454	$236,099
Liabilities and Shareholders’ Equity
Accounts payable	$6,098	$5,633
Accrued and other current liabilities	11,908	10,064
Current portion of long-term debt	19,871	6,430
Total current liabilities	37,877	22,127
Long-term debt	15,344	30,005
Noncurrent operating lease liabilities	1,387	1,457
Deferred income taxes	90	91
Long-term contingent consideration	500	500
Other long-term liabilities	7,619	7,487
Total liabilities	62,817	61,667
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock	158	158
Additional paid-in capital	337,918	337,628
Treasury stock	(477)	(436)
Accumulated deficit	(185,962)	(162,918)
Total shareholders’ equity	151,637	174,432
Total liabilities and shareholders’ equity	$214,454	$236,099

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(23,044)	$(6,355)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,989	9,135
Amortization of debt issuance costs, net	41	206
Stock-based compensation	290	852
Impairment of long-lived assets	15,579	117
Gain on disposal of property, plant and equipment	(100)	(858)
Bad debt recoveries	—	(141)
Change in fair value of derivative warrant liability	—	41
Deferred income taxes	—	70
Other, net	246	29
Changes in operating assets and liabilities:
Accounts receivable	3,790	2,944
Prepaid expenses and other receivables	199	(1,104)
Accounts payable and accrued liabilities	2,139	(6,735)
Other assets and liabilities, net	284	1,294
Net cash provided by (used in) operating activities	7,413	(505)
Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	176	3,665
Purchases of property, plant and equipment	(1,413)	(3,626)
Net cash (used in) provided by investing activities	(1,237)	39
Cash flows from financing activities:
Payments on First and Second Lien Term Loans	(823)	(1,102)
Proceeds from Revolving Facility	43,281	51,037
Payments on Revolving Facility	(43,281)	(51,037)
Payments on Bridge Term Loan	—	(31,382)
Proceeds from the issuance of stock	—	31,057
Payments on finance leases and other financing activities	(596)	(787)
Net cash used in financing activities	(1,419)	(2,214)
Change in cash, cash equivalents and restricted cash	4,757	(2,680)
Cash and cash equivalents, beginning of period	4,788	7,302
Restricted cash, beginning of period	922	656
Cash, cash equivalents and restricted cash, beginning of period	5,710	7,958
Cash and cash equivalents, end of period	9,888	3,949
Restricted cash, end of period	579	1,329
Cash, cash equivalents and restricted cash, end of period	$10,467	$5,278

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)
(Unaudited)

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business results, and evaluates overall performance with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other charges, which may or may not be non-recurring, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management. These non-GAAP financial measures are not substitutes for measures of performance or liquidity calculated in accordance with GAAP and may not necessarily be indicative of the Company’s liquidity or ability to fund cash needs. Not all companies calculate non-GAAP financial measures in the same manner, and our presentation may not be comparable to the presentations of other companies.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Net Loss to EBITDA and Total Adjusted EBITDA:

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(23,044)	$(6,355)
Depreciation and amortization	7,989	9,135
Interest expense, net	1,160	1,421
Income tax expense	—	79
EBITDA	(13,895)	4,280
Adjustments:
Transaction-related costs, net	(26)	(208)
Stock-based compensation	290	852
Change in fair value of derivative warrant liability	—	41
Reorganization items, net [1]	—	223
Legal and environmental costs, net	(118)	53
Impairment of long-lived assets	15,579	117
Executive and severance costs	146	—
Gain on disposal of assets	(100)	(858)
Total Adjusted EBITDA	$1,876	$4,500

[1] Reorganization items, net represents the costs related to the chapter 11 filing incurred after the May 1, 2017 filing date.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of QTD Segment Performance to Adjusted EBITDA

Three months ended March 31, 2020	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$23,468	$9,794	$4,680	$—	$37,942
Direct operating expenses	19,551	8,371	3,554	—	31,476
General and administrative expenses	1,489	634	270	2,531	4,924
Depreciation and amortization	3,465	2,551	1,969	4	7,989
Operating loss	(13,220)	(1,762)	(4,509)	(2,535)	(22,026)
Operating margin %	(56.3)%	(18.0)%	(96.3)%	N/A	(58.1)%
Loss before income taxes	(13,255)	(1,875)	(4,563)	(3,351)	(23,044)

Net loss	(13,255)	(1,875)	(4,563)	(3,351)	(23,044)
Depreciation and amortization	3,465	2,551	1,969	4	7,989
Interest expense, net	177	113	54	816	1,160
Income tax expense	—	—	—	—	—
EBITDA	$(9,613)	$789	$(2,540)	$(2,531)	$(13,895)

Adjustments, net	12,185	(61)	3,383	264	15,771
Adjusted EBITDA	$2,572	$728	$843	$(2,267)	$1,876
Adjusted EBITDA margin %	11.0%	7.4%	18.0%	N/A	4.9%

Three months ended March 31, 2019	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$24,877	$11,840	$5,910	$—	$42,627
Direct operating expenses	19,828	9,715	3,014	—	32,557
General and administrative expenses	1,046	846	399	3,184	5,475
Depreciation and amortization	4,299	2,664	2,160	12	9,135
Operating (loss) income	(296)	(1,502)	337	(3,196)	(4,657)
Operating margin %	(1.2)%	(12.7)%	5.7%	N/A	(10.9)%
(Loss) income before income taxes	(358)	(1,595)	291	(4,614)	(6,276)

Net (loss) income	(358)	(1,595)	291	(4,693)	(6,355)
Depreciation and amortization	4,299	2,664	2,160	12	9,135
Interest expense, net	128	93	46	1,154	1,421
Income tax expense	—	—	—	79	79
EBITDA	$4,069	$1,162	$2,497	$(3,448)	$4,280

Adjustments, net	(746)	(95)	153	908	220
Adjusted EBITDA	$3,323	$1,067	$2,650	$(2,540)	$4,500
Adjusted EBITDA margin %	13.4%	9.0%	44.8%	N/A	10.6%

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net loss and to EBITDA and Adjusted EBITDA

	Three months ended March 31, 2020
	As Reported	Special Items		As Adjusted
Revenue	$37,942	$—		$37,942
Direct operating expenses	31,476	(5)	[A]	31,471
General and administrative expenses	4,924	(305)	[B]	4,619
Total costs and expenses	59,968	(15,889)	[C]	44,079
Operating loss	(22,026)	15,889	[C]	(6,137)
Net loss	(23,044)	15,771	[D]	(7,273)

Net loss	$(23,044)			$(7,273)
Depreciation and amortization	7,989			7,989
Interest expense, net	1,160			1,160
Income tax expense	—			—
EBITDA and Adjusted EBITDA	$(13,895)			$1,876

Description of 2020 Special Items:
[A]	Special items relates to severance costs and gain on the sale of underutilized assets.
[B]	Primarily attributable to stock-based compensation expense, severance costs and reversal of certain prior year transaction costs related to the exploration of strategic opportunities.
[C]
Primarily includes the aforementioned adjustments along with long-lived asset impairment charges of $15.6 million for assets associated with the landfill in the Rocky Mountain division, trucking equipment in the Southern division and property classified as held-for-sale in the Rocky Mountain division.

[D]	Primarily includes the aforementioned adjustments. Additionally, our effective tax rate for the three months ended March 31, 2020 was zero percent and was applied to the special items accordingly.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net loss and to EBITDA and Adjusted EBITDA

	Three months ended March 31, 2019
	As Reported	Special Items		As Adjusted
Revenue	$42,627	$—		$42,627
Direct operating expenses	32,557	858	[E]	33,415
General and administrative expenses	5,475	(697)	[F]	4,778
Total costs and expenses	47,284	44	[G]	47,328
Operating loss	(4,657)	(44)	[G]	(4,701)
Net loss	(6,355)	223	[H]	(6,132)

Net loss	$(6,355)			$(6,132)
Depreciation and amortization	9,135			9,135
Interest expense, net	1,421			1,421
Income tax expense	79			76
EBITDA and Adjusted EBITDA	$4,280			$4,500

Description of 2019 Special Items:
[E]	Special items primarily relates to the gain on the sale of underutilized assets.
[F]
Primarily attributable to stock-based compensation and non-routine litigation expenses, offset by an adjustment to capitalize certain of our transaction costs for our acquisition of Clearwater Solutions in the fourth quarter of 2018.

[G]	Primarily includes the aforementioned adjustments along with long-lived asset impairment charges of $0.1 million for assets classified as held-for-sale in the Northeast division.
[H]
Primarily includes the aforementioned adjustments along with $0.2 million of continued reorganization costs from our 2017 chapter 11 filing and a loss of $41.0 thousand associated with the change in fair value of the derivative warrant liability. Additionally, our effective tax rate for the three months ended March 31, 2019 was (1.3%) percent and was applied to the special items accordingly.